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                                   Exhibit 16



July 22, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:

We have read Item 4 of Form 8-K dated July 22, 2004, of Deb Shops, Inc. and are in agreement with the statements contained in the first three paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                      /s/ Ernst & Young LLP